Exhibit 4.8

Execution version

GlaxoSmithKline Consumer Healthcare Holdings Limited

980 Great West Road

Brentford

Middlesex, TW8 9GS

GlaxoSmithKline plc

980 Great West Road

Brentford

Middlesex, TW8 9GS

Setfirst Limited

980 Great West Road

Brentford

Middlesex, TW8 9GS

Novartis AG

Lichstrasse 35

4056 Basel

Switzerland

FAO: Head of Legal M&A

Novartis Holding AG

c/o Novartis AG

Lichstrasse 35

4056 Basel

Switzerland

FAO: Head of Legal M&A

Novartis Finance Corporation

c/o Novartis AG

Lichstrasse 35

4056 Basel

Switzerland

FAO: Head of Legal M&A

1 June 2018

Dear Sirs,

Proposed buyout of Novartis’s 36.5% interest in GlaxoSmithKline Consumer Healthcare Holdings Limited: settlement

1.

Reference is made to the put option implementation agreement entered into on 27 March 2018 between GlaxoSmithKline Consumer Healthcare Holdings Limited, GlaxoSmithKline plc, Setfirst Limited, Novartis AG, Novartis Holding AG and Novartis Finance Corporation (the “Put Option Implementation Agreement”). Unless otherwise defined in this letter, terms defined in the Put Option Implementation Agreement shall have the same meaning when used in this letter.

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2.	The parties to the Put Option Implementation Agreement hereby acknowledge and agree that the Put Option Implementation Agreement shall be amended by:

(A)	deleting the entire text of Clause 8.3 and replacing it with the following:

“8.3

Subject to Clause 8.4, promptly following the Cancellation having taken effect in accordance with Applicable Law, the Company shall, and GSK shall procure that the Company shall, pay in accordance with Clause 15:

(A)	to the First Novartis Shareholder USD12,056,164,384; and

(B)	to the Second Novartis Shareholder USD943,835,616,

in each case:

(i)	in the event that:

(a)	the Cancellation takes effect in accordance with Applicable Law on a Completion Business Day; and

(b)

the Company does not receive confirmation from the Registrar as to the same at a time reasonably sufficient to enable it promptly to instruct the making of such payments to the First Novartis Shareholder and the Second Novartis Shareholder before 15:00 (London time) on such Completion Business Day, on the next following Completion Business Day (and the Company shall (and GSK shall procure that the Company shall) instruct the making of such payments by no later than 10:00 (London time) on such day); or

(ii)

in any other event, on the same Completion Business Day as the Cancellation takes effect in accordance with Applicable Law (or, if the Cancellation takes effect in accordance with Applicable Law on a day that is not a Completion Business Day, on the next following Completion Business Day).”; and

(B)	deleting the entire text of Clause 8.6 and replacing it with the following:

“8.6

In the event that the Consideration Amount is not paid by or on the first Completion Business Day after the Completion Date, interest shall be payable on the Consideration Amount from (and including) the next day to (but excluding) the date of actual payment (as well after as before judgment) at the Interest Rate, provided that:

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(A)	no interest shall be payable under this Clause 8.6 in respect of any day where interest is also levied under Clause 15.3; and

(B)

for the purposes of this Clause 8.6 only, where the Consideration Amount is paid on the next following Completion Business Day after the Completion Business Day on which the Cancellation takes effect in accordance with Applicable Law pursuant to and in accordance with Clause 8.3(B)(i), such payment shall be deemed to have been made on the Completion Business Day on which the Cancellation so took effect.”

3.

Save as amended pursuant to this letter, the Put Option Implementation Agreement shall continue in full force and effect. The Put Option Implementation Agreement and this letter shall be read and construed as one document.

4.

The parties to this letter intend this letter to be executed as a deed and confirm that it is executed and delivered as a deed on the date set out on page 1, notwithstanding the fact that they may only execute it under hand.

5.

This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter, but all the counterparts shall together constitute but one and the same instrument.

6.

This letter is to be governed by, and construed in accordance with, English law. Any matter, claim or dispute arising out of, or in connection with, this letter, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

7.

The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of, or in connection with, this letter. Any Proceedings shall be brought in the English courts. Each party waives (and agrees not to raise) any objection, on the grounds of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction. Each party irrevocably submits and agrees to submit to the exclusive jurisdiction of the English courts.

Yours faithfully,

[signatures follow]

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Executed as a DEED by GlaxoSmithKline Consumer Healthcare Holdings Limited acting as an authorised signatory in the presence of:	}	/s/ Tobias Hestler Authorised signatory

Witness’ signature:		/s/ Raman Kaur

Name (print):		Raman Kaur

Occupation:		Corporate Secretariat

Address:		980 Great West Road, Brentford TW8 9GS

Executed as a DEED by Setfirst Limited acting as an authorised signatory in the presence of:	}	/s/ Subesh Williams Authorised signatory

Witness’ signature:		/s/ Raman Kaur

Name (print):		Raman Kaur

Occupation:		Corporate Secretariat

Address:		980 Great West Road, Brentford TW8 9GS

Executed as a DEED by Setfirst Limited acting as an authorised signatory in the presence of:	}	/s/ Subesh Williams Authorised signatory

Witness’ signature:		/s/ Raman Kaur

Name (print):		Raman Kaur

Occupation:		Corporate Secretariat

Address:		980 Great West Road, Brentford TW8 9GS

We acknowledge and agree to the contents of this letter.

Executed as a DEED by

Keren Haruvi	and	}	/s/ Keren Haruvi
Michael Stewart			/s/ Michael Stewart

on behalf of Novartis AG

We acknowledge and agree to the contents of this letter.

Executed as a DEED by

Keren Haruvi	and	}	/s/ Keren Haruvi
Michael Stewart			/s/ Michael Stewart

on behalf of Novartis Holding AG

We acknowledge and agree to the contents of this letter.

Executed as a DEED by

Keren Haruvi	and	}	/s/ Keren Haruvi
Michael Stewart			/s/ Michael Stewart

on behalf of Novartis Finance Corporation